NorthWestern Corporation d/b/a NorthWestern Energy 3010 W. 69th Street Sioux Falls, SD 57108 www.northwesternenergy.com
NYSE: NWE
FOR IMMEDIATE RELEASE

NorthWestern Reports Third Quarter Financial Results

Company reports diluted earnings per share of $0.77 for the third quarter 2014
Reaffirms full year 2014 adjusted guidance of $2.60 - $2.75 per diluted share
Declares a quarterly dividend of $0.40 per share, payable December 31, 2014

SIOUX FALLS, S.D. - October 23, 2014 - NorthWestern Corporation d/b/a NorthWestern Energy (NYSE: NWE) reported financial results for the quarter ended September 30, 2014. Net income for the period was $30.2 million, or $0.77 per diluted share, as compared with net income of $15.6 million, or $0.40 per diluted share, for the same period in 2013. The significant earnings improvement was primarily the result of income tax benefits, related to years prior to 2014, recognized during the quarter.

"Last month, the Montana Public Service Commission issued an historic order, approving our acquisition of Montana hydroelectric facilities that will be dedicated to serve our customers at prices based on cost.  As Chairman Bill Gallagher suggested, their farsighted action will be remembered by our grandchildren.  Since then, there has been a tremendous amount of activity, in all corners of the company, in anticipation of assuming stewardship of these resources.  We are ready to take over operations assuming we receive the FERC’s approval for the financing and raise the funds" said Bob Rowe, President and Chief Executive Officer.

Summary Financial Results	Three Months Ended September 30,		Nine Months Ended September 30,
(in thousands, except per share amounts)	2014	2013	2014	2013
Total Revenues	$251,912	$262,248	$891,916	$835,429
Cost of Sales	94,592	104,298	374,494	343,407
Gross Margin	157,320	157,950	517,422	492,022
Operating Expenses
Operating, general and administrative	68,108	72,540	214,557	208,741
Property and other taxes	27,773	25,956	84,292	77,525
Depreciation and depletion	30,452	28,053	91,139	84,685
Total Operating Expenses	126,333	126,549	389,988	370,951
Operating Income	30,987	31,401	127,434	121,071
Interest Expense	(18,794)	(17,056)	(57,887)	(50,976)
Other (Expense) Income	(439)	3,117	4,730	6,760
Income Before Income Taxes	11,754	17,462	74,277	76,855
Income Tax Benefit (Expense)	18,437	(1,815)	9,240	(8,965)
Net Income	$30,191	$15,647	$83,517	$67,890
Average Common Shares Outstanding	39,141	38,459	39,046	37,983
Basic Earnings per Average Common Share	$0.77	$0.41	$2.14	$1.79
Diluted Earnings per Average Common Share	$0.77	$0.40	$2.13	$1.78
Dividends Declared per Common Share	$0.40	$0.38	$1.20	$1.14

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

Reconciliation of Primary Changes from 2013 to 2014

	Three Months Ended September 30,			Nine Months Ended September 30,
	Pre-tax	Net	Diluted	Pre-tax	Net	Diluted
($millions, except EPS)	Income	Income(1)	EPS	Income	Income(1)	EPS
2013 reported	$17.5	$15.6	$0.40	$76.9	$67.9	$1.78

Gross Margin
Natural gas production	2.8	1.7	0.04	17.4	10.7	0.27
DSM lost revenue recoveries	(4.9)	(3.0)	(0.08)	(3.0)	(1.8)	(0.05)
Natural gas retail volumes	0.5	0.3	0.01	2.8	1.7	0.04
Electric retail volumes	(1.3)	(0.8)	(0.02)	3.4	2.1	0.05
Operating expenses recovered in trackers	(1.7)	(1.0)	(0.03)	(2.1)	(1.3)	(0.03)
Electric transmission capacity	3.5	2.2	0.06	3.5	2.2	0.06
Montana natural gas rate increase	—	—	—	4.9	3.0	0.08
Other	0.4	0.2	0.01	(1.5)	(0.9)	(0.02)
Subtotal - Gross Margin	(0.7)	(0.4)	(0.01)	25.4	15.7	0.40
OG&A Expense
Natural gas production	(2.6)	(1.6)	(0.04)	(7.6)	(4.7)	(0.12)
Bad debt expense	0.6	0.4	0.01	(2.5)	(1.5)	(0.04)
Non-employee directors deferred compensation	3.6	2.2	0.06	2.2	1.3	0.03
Hydro transaction costs	2.2	1.4	0.04	1.0	0.6	0.02
Operating expenses recovered in trackers	1.7	1.0	0.03	2.1	1.3	0.03
Other	(1.1)	(0.7)	(0.02)	(1.1)	(0.7)	(0.02)
Subtotal - OG&A Expense	4.4	2.7	0.08	(5.9)	(3.7)	(0.10)
Other items
Depreciation and depletion expense	(2.4)	(1.5)	(0.04)	(6.4)	(3.9)	(0.10)
Property and other taxes	(1.8)	(1.1)	(0.03)	(6.8)	(4.2)	(0.11)
Interest expense (incl. bridge related to hydro transaction)	(1.7)	(1.0)	(0.03)	(6.9)	(4.2)	(0.11)
Other income (incl. offset to non-employee director comp. above)	(3.5)	(2.2)	(0.06)	(2.1)	(1.3)	(0.03)
Permanent and flow-through adjustments to income tax		18.2	0.46		17.3	0.44
Impact of higher share count			(0.01)			(0.05)
All other, net	—	(0.1)	0.01	0.1	(0.1)	0.01
Subtotal - Other items	(9.4)	12.3	0.30	(22.1)	3.6	0.05

Total impact of above items	(5.7)	14.6	0.37	(2.6)	15.6	0.35

2014 reported	$11.8	$30.2	$0.77	$74.3	$83.5	$2.13

(1) Income Tax Benefit (Expense) calculation on reconciling items assumes effective tax rate of 38.5%.

Significant Items During the Third Quarter

•	Received MPSC approval of our application associated with the hydro transaction; and

•
Improvement in Net Income of approximately $14.6 million as compared with the same period in 2013, due primarily to the release of an unrecognized tax benefit and tax method change, resulting in an income tax benefit of $18.4 million in the third quarter of 2014.

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

Significant Earnings Drivers

Gross Margin
Consolidated gross margin for the three months ended September 30, 2014 was $157.3 million compared with $158.0 million for the same period in 2013. The $0.7 million decrease was primarily due to:

•
$4.9 million decrease in DSM lost revenues recovered through our supply trackers related to efficiency measures implemented by customers. The three months ended September 30, 2013 included recognition of approximately $4.6 million in revenues related to prior periods (including $2.3 million related to calendar year 2012) that we had previously deferred pending approval of our electric tracker filing;

•	$1.7 million lower revenue for operating expenses recovered through our supply trackers primarily related to efficiency measures implemented by customers; and

•	$0.8 million lower retail electric and gas volumes as a result of cooler summer weather.

These decreases were partially offset by:

•	$3.5 million higher demand to transmit energy across our lines due primarily to interconnection with the Montana Alberta Transmission Line (MATL) placed into commercial operation in late 2013;

•	$2.8 million increase in natural gas production margin from the acquisition of gas production assets in December 2013, of which the revenues are subject to refund; and

•	$0.4 million increase in other miscellaneous gross margin.

Consolidated gross margin for the nine months ended September 30, 2014 was $517.5 million compared with $492.1 million for the same period of 2013.

Operating, General and Administrative Expenses
Consolidated operating, general and administrative expenses for the three months ended September 30, 2014 were $68.1 million compared with $72.5 million for the same period in 2013. The $4.4 million decrease was primarily due to:

•
$3.6 million decrease in expense related to non-employee directors deferred compensation as compared to the prior year, primarily due to a decrease in our stock price during the three months ended September 30, 2014. Directors may defer their board fees into deferred shares held in a rabbi trust. If the market value of our stock goes down, deferred compensation expense decreases; however, we account for the deferred shares as trading securities and their change in value is also reflected in other income with no impact on net income;

•
$2.2 million lower legal and professional fees associated with the hydro transaction. Hydro transaction related legal and professional fees were $0.6 million for the three months ended September 30, 2014 as compared to $2.8 million for the same period in 2013. We expect to continue to incur hydro transaction related legal and professional fees during the remainder of 2014;

•	$1.7 million lower operating expenses primarily related to customer efficiency programs, which are recovered through trackers and have no impact on operating income; and

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

•	$0.6 million lower bad debt expense, due to improved collection of receivables from customers.

These decreases were partly offset by:

•	$2.6 million increase in natural gas production costs from the acquisition of gas production assets in December 2013; and

•	$1.1 million increase in other miscellaneous expense items.

Consolidated operating, general and administrative expenses were $214.6 million for the nine months ended September 30, 2014 as compared with $208.7 million during the same period of 2013.

Property and Other Taxes
Property and other taxes were $27.8 million for the three months ended September 30, 2014, as compared with $26.0 million in the same period of 2013. This increase was primarily due to plant additions and higher estimated property valuations in Montana. We estimate property taxes throughout each year and update to the actual expense when we receive our Montana property tax bills in November.

Property and other taxes were $84.3 million for the nine months ended September 30, 2014, as compared with $77.5 million in the same period of 2013.

Depreciation and Depletion Expense
Depreciation and depletion expense was $30.5 million for the three months ended September 30, 2014, as compared with $28.1 million in the same period of 2013. This increase was primarily due to plant additions, including approximately $1.2 million related to natural gas production assets.

Depreciation and depletion expense was $91.1 million for the nine months ended September 30, 2014, as compared with $84.7 million in the same period of 2013. This increase was primarily due to plant additions, including approximately $3.6 million related to natural gas production assets.

Operating Income
Consolidated operating income for the three months ended September 30, 2014 was $31.0 million, as compared with $31.4 million in the same period of 2013.

Consolidated operating income for the nine months ended September 30, 2014 was $127.4 million, as compared with $121.1 million in the same period of 2013.

Interest Expense
Consolidated interest expense for the three months ended September 30, 2014 was $18.8 million, as compared with $17.1 million in the same period of 2013. This increase includes $1.9 million of expenses associated with the bridge credit facility related to the hydro transaction and higher interest from the issuance in December 2013 of $100 million of long-term debt unrelated to the hydro transaction, partly offset by lower interest accrued on supply trackers and higher capitalization of AFUDC.

Consolidated interest expense for the nine months ended September 30, 2014 was $57.9 million, as compared with $51.0 million in the same period of 2013.

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

Other Expense and Income
Consolidated other expense for the three months ended September 30, 2014, was $0.4 million, as compared with income of $3.1 million in the same period of 2013. This decrease was primarily due to a $3.6 million reduction in the value of deferred shares held in trust for non-employee directors deferred compensation (which, as discussed above, had a corresponding reduction to operating, general and administrative expenses) partially offset by higher capitalization of AFUDC.

Consolidated other income for the nine months ended September 30, 2014, was $4.7 million, as compared with $6.8 million in the same period of 2013.

Income Tax
Consolidated income tax benefit for the three months ended September 30, 2014 was $18.4 million, as compared with income tax expense of $1.8 million in the same period of 2013. Our effective tax rate was (156.9)% for the three months ended September 30, 2014 as compared with 10.4% for the three months ended September 30, 2013. The 2014 benefit reflects the release of approximately $12.6 million of previously unrecognized tax benefits due to the lapse of statutes of limitation in the third quarter of 2014. In addition, in the third quarter of 2014, we elected the safe harbor method related to the deductibility of repair costs. This resulted in an income tax benefit of approximately $4.3 million for the cumulative adjustment for years prior to 2014, which is included in the prior year permanent return to accrual adjustments.

Consolidated income tax benefit for the nine months ended September 30, 2014 was $9.2 million, as compared with income tax expense of $9.0 million in the same period of 2013. Our effective tax rate was (12.4)% for the nine months ended September 30, 2014 as compared with 11.7% for the nine months ended September 30, 2013.

The following table summarizes the significant differences in income tax expense based on the differences between our effective tax rate and the federal statutory rate:

(in millions)	Three Months Ended September 30,				Nine Months Ended September 30,
	2014		2013		2014		2013
Income Before Income Taxes	$11.8		$17.5		$74.3		$76.9

Income tax calculated at 35% federal statutory rate	4.1	35.0%	6.1	35.0%	26.0	35.0%	26.9	35.0%

Permanent or flow through adjustments:
State income, net of federal provisions	(0.1)	(0.9)%	(0.7)	(4.0)%	0.3	0.3%	(2.6)	(3.4)%
Release of unrecognized tax benefit	(12.6)	(107.3)%	—	—%	(12.6)	(17.0)%	—	—%
Safe harbor method election (prior year impact)	(4.3)	(36.5)%	—	—%	(4.3)	(5.8)%	—	—%
Other prior year permanent return to accrual adjustments	(0.9)	(7.5)%	—	—%	(0.9)	(1.2)%	0.5	0.7%
Flow-through repairs deductions	(3.4)	(29.0)%	(3.1)	(17.7)%	(14.9)	(20.0)%	(12.9)	(16.8)%
Plant and depreciation of flow through items	(0.7)	(5.8)%	—	—%	(0.2)	(0.2)%	—	—%
Production tax credits	(0.3)	(2.6)%	(0.5)	(2.9)%	(2.1)	(2.8)%	(2.2)	(2.8)%
Other, net	(0.2)	(2.3)%	—	—%	(0.5)	(0.7)%	(0.7)	(1.0)%
Subtotal	(22.5)	(191.9)%	(4.3)	(24.6)%	(35.2)	(47.4)%	(17.9)	(23.3)%

Income Tax (Benefit) Expense	$(18.4)	(156.9)%	$1.8	10.4%	$(9.2)	(12.4)%	$9.0	11.7%

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

Liquidity and Capital Resources
As of September 30, 2014, our total net liquidity was approximately $147.8 million, including $17.7 million of cash and $130.1 million of revolving credit facility availability. This compares to total net liquidity at September 30, 2013 of $207.9 million. In October 2014, we increased the size of our existing revolving credit facility to $340 million (from $300 million) pursuant to an accordion feature.

Dividend Declared
NorthWestern's Board of Directors declared a quarterly common stock dividend of $0.40 per share, payable December 31, 2014 to common shareholders of record as of December 15, 2014.

Significant Items Not Contemplated in Guidance
A reconciliation of items not factored into our 2014 and final 2013 earnings guidance of $2.60 - $2.75 and $2.45 - $2.60 per diluted share, respectively, are summarized below. The amount below represents an after-tax (using s 38.5% effective tax rate) non-GAAP measure that may provide users of this financial information with additional meaningful information regarding the impact of certain items on our expected earnings. More information on this measure can be found in the "Non-GAAP Financial Measures" section below.

2014	Q1	Q2	Q3	Q4	YTD '14

Reported GAAP diluted EPS	$1.17	$0.20	$0.77		$2.13

Non-GAAP Adjustments:

Weather	(0.05)	0.01	—		(0.04)
Hydro transaction (professional fees & bridge financing)	0.04	0.04	0.04		0.12
Income Tax Benefits Release of $12.6M unrecognized tax benefit & $4.3M safe harbor election (prior years)			(0.43)		(0.43)

Adjusted diluted EPS	$1.16	$0.25	$0.38		$1.78
Note: Sum of first three quarters GAAP and Adjusted EPS total $0.01 greater than shown above. The difference is due to rounding and dilutive share counts for quarters versus year-to-date.

2013	Q1	Q2	Q3	Q4	FY '13

Reported GAAP diluted EPS	$1.01	$0.37	$0.40	$0.68	$2.46

Non-GAAP Adjustments:

Weather		(0.02)	(0.02)	(0.01)	(0.05)
Hydro transaction (professional fees & bridge financing)			0.05	0.06	0.11
Prior period DSM lost revenue (including accrued interest)			(0.04)	0.02	(0.02)

Adjusted diluted EPS	$1.01	$0.35	$0.39	$0.75	$2.50

2014 Earnings Guidance Reaffirmed
NorthWestern reaffirms the 2014 earnings guidance range of $2.60 - $2.75 per diluted share based upon, but not limited to, the following major assumptions and expectations:

•	Normal weather in our electric and natural gas service territories for the remainder of 2014;

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

•
Excludes any hydro related transaction fees (including legal and bridge financing) and, assuming FERC approval of our financing, excludes any potential income generated from the regulated operation of the hydro assets post-closing;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•
An updated consolidated effective income tax rate of approximately 12% - 14% of pre-tax income (previously 14-16%) after removal of $16.9 million of tax benefits recognized during the third quarter that relate specifically to years prior to 2014; and

•	Diluted average shares outstanding of 39.3 million, which excludes additional shares we expect to issue in the fourth quarter 2014 in conjunction with the pending hydro transaction.

2015 Preliminary Earnings Outlook
NorthWestern preliminarily anticipates its 2015 earnings per share to be in the range of $2.95 - $3.30 per diluted share. The table below provides the primary anticipated drivers of this improvement over 2014 Non-GAAP Adjusted EPS.

	Low	Midpoint	High
2014 EPS Non-GAAP Adjusted guidance range	$2.60	-	$2.75
	ø		÷
2014 Adjusted EPS midpoint		$2.68
	÷		ø
	$2.68		$2.68
2015 Earnings drivers (after-tax per share)
Gross margin improvements	2.70	-	2.82
OG&A expense increases	(0.95)	-	(0.89)
Property & other taxes	(0.31)	-	(0.29)
Depreciation & depletion	(0.36)	-	(0.34)
Interest expense / other income	(0.26)	-	(0.22)
Incremental tax benefits *	0.18	-	0.22
Subtotal of anticipated improvements	$1.00	-	$1.30

2015 EPS prior to dilution	$3.68	-	$3.98
Dilutive impact of $400 million share issuance	(0.73)	-	(0.68)
2015 Preliminary EPS guidance range	$2.95	-	$3.30
	ø		÷
2015 Preliminary EPS midpoint		$3.13

2015 Preliminary EPS guidance range	$2.95	-	$3.30
2015 Preliminary targeted dividend payout ratio	60%		60%
2015 Preliminary targeted dividend range	$1.77		$1.98
	ø		÷
2015 Preliminary targeted dividend midpoint		$1.88

* Other 2015 Earnings drivers shown above are calculated using a 38.5% effective tax rate. The anticipated incremental tax benefits in 2015 are primarily due to increased repairs tax deductions resulting from higher maintenance capital spending and other flow-through impacts.

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

2015 Basic assumptions include, but are not limited to:

•	Normal weather in our electric and natural gas service territories;

•	Assumes successful integration and a full year earnings contribution from the pending hydro transaction;

•	Excludes any potential additional impact as a result of the FERC decision regarding revenue allocation at our Dave Gates Generating Station;

•	A consolidated effective income tax rate of approximately 15% - 19% of pre-tax income; and

•
Diluted average shares outstanding of approximately 49.1 million on the low end of guidance range and 47.5 million at the high end of guidance range. Shares outstanding for 2015 are dependent upon results of planned $400 million equity issuance to fund hydro transaction and therefor are currently shown as a range.

Company Hosting Investor Conference Call
As previously announced, NorthWestern will host an investor conference call and webcast today, October 23, at 3:00 pm Eastern Time to review its financial results. The conference call will be webcast live on the Internet at http://www.northwesternenergy.com under the “Our Company / Investor Relations / Presentations and Webcasts” heading or by visiting
http://www.videonewswire.com/event.asp?id=100583. To listen, please go to the site at least 10 minutes in advance of the call to register. An archived webcast will be available shortly after the call and will be available for one year.

A telephonic replay of the call will be available beginning at 6:00 p.m. Eastern today through November 23, 2014, at (888) 203-1112 access code 2111100.

About NorthWestern Energy
NorthWestern Energy provides electricity and natural gas in the Upper Midwest and Northwest, serving approximately 678,200 customers in Montana, South Dakota and Nebraska. More information on NorthWestern Energy is available on the Company's Website at www.northwesternenergy.com.

Non-GAAP Financial Measures
This press release includes financial information prepared in accordance with GAAP, as well as other financial measures, such as Gross Margin and Adjusted Diluted EPS, that are considered “non-GAAP financial measures.”  Generally, a non-GAAP financial measure is a numerical measure of a company's financial performance, financial position or cash flows that exclude (or include) amounts that are included in (or excluded from) the most directly comparable measure calculated and presented in accordance with GAAP. Gross Margin (Revenues less Cost of Sales) is a non-GAAP financial measure due to the exclusion of depreciation from the measure. Gross Margin is used by us to determine whether we are collecting the appropriate amount of energy costs from customers to allow recovery of operating costs. Adjusted Diluted EPS is another non-GAAP measure. The Company believes the presentation of Adjusted Diluted EPS is more representative of our normal earnings than the GAAP EPS due to the exclusion (or inclusion) of certain impacts that are not reflective of ongoing earnings.

The presentation of these non-GAAP measures is intended to supplement investors' understanding of our financial performance and not to replace other GAAP measures as an

NorthWestern Reports Third Quarter 2014 Financial Results
October 23, 2014

indicator of actual operating performance.  Our measures may not be comparable to other companies' similarly titled measures.

Special Note Regarding Forward-Looking Statements
This press release contains forward-looking statements within the meaning of the “safe harbor” provisions of the Private Securities Litigation Reform Act of 1995, including, without limitation, the information under “2014 Earnings Guidance Reaffirmed” and "2015 Preliminary Earnings Outlook".  Forward-looking statements often address our expected future business and financial performance, and often contain words such as “expects,” “anticipates,” “intends,” “plans,” “believes,” “seeks,” or “will.”  These statements are based upon our current expectations and speak only as of the date hereof.  Our actual future business and financial performance may differ materially and adversely from those expressed in any forward-looking statements as a result of various factors and uncertainties, including, but not limited to:

•
potential adverse federal, state, or local legislation or regulation, including costs of compliance with existing and future environmental requirements, as well as adverse determinations by regulators, could have a material effect on our liquidity, results of operations and financial condition;

•
changes in availability of trade credit, creditworthiness of counterparties, usage, commodity prices, fuel supply costs or availability due to higher demand, shortages, weather conditions, transportation problems or other developments, may reduce revenues or may increase operating costs, each of which could adversely affect our liquidity and results of operations;

•
unscheduled generation outages or forced reductions in output, maintenance or repairs, which may reduce revenues and increase cost of sales or may require additional capital expenditures or other increased operating costs; and

•	adverse changes in general economic and competitive conditions in the U.S. financial markets and in our service territories.

In addition, actual results may differ materially from those contemplated in any forward-looking statement due to the timing and likelihood of the closing of the purchase of PPL Montana LLC's hydro-electric generating facilities and the integration of those facilities.

Our 2013 Annual Report on Form 10-K, third quarter 2014 and forthcoming Quarterly Reports on Form 10-Q, recent Current Reports on Form 8-K and other Securities and Exchange Commission filings discuss some of the important risk factors that may affect our business, results of operations and financial condition.

We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

Investor Relations Contact:Travis Meyer (605) 978-2967
travis.meyer@northwestern.com

Media Contact:Claudia Rapkoch (866) 622-8081
claudia.rapkoch@northwestern.com

Note: The financial tables that have historically been provided at the end of the press release can now be found in the appendix of the earnings webcast presentation.